EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement (No. 333-140240) of Form S-1 of The Frontier Fund of our report dated March 23, 2009, relating to our audits of the financial statements of Balanced Series, Winton Series, Currency Series, Campbell/Graham/Tiverton Series (formerly Campbell/Graham Series), Winton/Graham Series (formerly Graham Series), Long Only Commodity Series, Long/Short Commodity Series and the Managed Futures Index Series of The Frontier Fund (collectively, the “Trust”), appearing in the Supplement No. 1 to Prospectus dated February 11, 2009, which is a part of this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Experts” in the Prospectus Supplement.

/s/ McGladrey & Pullen, LLP

Denver, Colorado

April 22, 2009